Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2014 Second Quarter Results

~ Grows FFO as Adjusted by 25.5% for the Quarter ~

~ Increases Same-Store Revenue by 7.9% for the Quarter ~

~ Increases Same-Store NOI by 9.9% for the Quarter ~

~ Increases Same-Store Occupancy by 160 basis points to 92.4% ~

SALT LAKE CITY, July 30, 2014 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage properties in the United States, announced operating results for the three and six months ended June 30, 2014.

Highlights for the three months ended June 30, 2014:

•                  Achieved funds from operations (“FFO”) of $0.63 per diluted share.  Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was $0.64 per diluted share, representing a 25.5% increase compared to the same period in 2013.

•                  Increased same-store revenue and net operating income (“NOI”) by 7.9% and 9.9%, respectively, compared to the same period in 2013.

•                  Increased same-store occupancy by 160 basis points to 92.4% as of June 30, 2014, compared to 90.8% as of June 30, 2013.

•                  Acquired eight properties for approximately $91.2 million.

•                  Paid a quarterly dividend of $0.47 per share, a 17.5% increase.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented:  “We continue to see strong demand, resulting in solid operational performance. We are achieving record-high occupancies, while successfully increasing street rates. Our internet presence and operational proficiencies are propelling outstanding results.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three and six months ended June 30, 2014 and 2013.  The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2014		2013		2014		2013
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$41,665	$0.36	$34,466	$0.31	$79,005	$0.68	$65,891	$0.59
Impact of the difference in weighted average number of shares — diluted(1)	(0.02)	(0.04)
Adjustments:
Real estate depreciation	23,722	0.19	19,156	0.17	46,962	0.38	38,077	0.33
Amortization of intangibles	3,109	0.03	2,553	0.02	6,835	0.06	5,422	0.04
(Gain) loss on sale of real estate and earnout on prior acquisition	7,785	0.06	(800)	(0.01)	7,785	0.06	(800)	(0.01)
Unconsolidated joint venture real estate depreciation and amortization	1,067	0.01	1,491	0.01	2,173	0.02	2,985	0.02
Unconsolidated joint venture gain on purchase of joint venture partners’ interests	(3,438)	(0.03)	—	—	(3,438)	(0.03)	(2,556)	(0.02)
Distributions paid on Series A Preferred Operating Partnership units	(1,437)	(0.01)	(1,438)	(0.02)	(2,875)	(0.02)	(2,875)	(0.03)
Income allocated to Operating Partnership noncontrolling interests	4,339	0.04	2,624	0.02	8,208	0.07	5,118	0.04
Funds from operations	$76,812	$0.63	$58,052	$0.50	$144,655	$1.18	$111,262	$0.96

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	663	0.01	113	—	1,325	—	113	—
Non-cash interest benefit related to out of market debt	(713)	(0.01)	—	—	(1,608)	(0.01)	(565)	—
Acquisition related costs	1,393	0.01	683	0.01	3,449	0.03	1,135	0.01
Funds from operations as adjusted	$78,155	$0.64	$58,848	$0.51	$147,821	$1.20	$111,945	$0.97

Weighted average number of shares — diluted(2)	122,861,255		115,359,245		122,695,022		115,237,500

(1)  Adjustment to account for the difference between the number of shares used to calculate earnings per share using the two class method, which is lower than the number of shares used to compute FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (2).

(2) Extra Space Storage L.P. (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans using the treasury stock method.

Operating Results and Same-Store Property Performance:

The following table outlines the Company’s same-store property performance for the three and six months ended June 30, 2014 and 2013 (amounts shown in thousands, except property count data - unaudited):

	For the Three Months			For the Six Months
	Ended June 30,		Percent	Ended June 30,		Percent
	2014	2013	Change	2014	2013	Change
Same-store rental and tenant reinsurance revenues	$119,212	$110,478	7.9%	$234,217	$217,082	7.9%
Same-store operating and tenant reinsurance expenses	34,553	33,443	3.3%	70,595	67,859	4.0%
Same-store net operating income	$84,659	$77,035	9.9%	$163,622	$149,223	9.6%

Non same-store rental and tenant reinsurance revenues	$34,074	$8,972	279.8%	$64,533	$15,512	316.0%
Non same-store operating and tenant reinsurance expenses	$10,377	$2,221	367.2%	$20,384	$4,152	390.9%

Total rental and tenant reinsurance revenues	$153,286	$119,450	28.3%	$298,750	$232,594	28.4%
Total operating and tenant reinsurance expenses	$44,930	$35,664	26.0%	$90,979	$72,011	26.3%

Same-store square foot occupancy as of quarter end	92.4%	90.8%		92.4%	90.8%

Properties included in same-store	443	443		443	443

Same-store revenues for the three months ended June 30, 2014 increased due to gains in occupancy, lower discounts to new customers and higher rental rates for both new and existing customers.  Expenses were higher for the same period due to increases in payroll, office and property tax expenses.  These expenses were partially offset by a decrease in property insurance expense.

Major markets with revenue growth above the Company’s portfolio average for the three months ended June 30, 2014 included Denver, Miami, Sacramento and San Francisco.  Major markets performing below the Company’s portfolio average included Indianapolis, Las Vegas, Philadelphia and Washington D.C./Baltimore.

Acquisition and Third-Party Management Activity:

During the quarter, the Company acquired eight properties for approximately $91.2 million located in California, Florida, Georgia, North Carolina and Washington.

The Company has five properties under contract for a total purchase price of approximately $41.4 million.  The purchase of these properties is expected to occur by the end of the third quarter of 2014.  The Company has three additional properties under contract that are scheduled to be built and opened in 2015 and 2016. These properties will be purchased upon completion. These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of June 30, 2014, the Company managed 264 properties for third-party owners.  With an additional 272 properties owned and operated in joint ventures, the Company had a total of 536 properties under management.  The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

As of June 30, 2014, the Company’s percentage of fixed-rate debt to total debt was 73.7%. The weighted average interest rates of the Company’s fixed and variable rate debt were 4.2% and 2.0%, respectively.  The combined weighted average interest rate was 3.6% with a weighted average maturity of approximately 5.0 years.

Dividends:

On June 30, 2014, the Company paid a second quarter common stock dividend of $0.47 per share to stockholders of record at the close of business on June 13, 2014, which represents a 17.5% increase over the prior quarter’s dividend.

Outlook:

The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2014:

	Ranges for 2014 Annual Assumptions		Notes

Funds from operations	$2.42	$2.50
Funds from operations as adjusted	$2.46	$2.54

Same-store property revenue growth	6.50%	7.50%	Includes tenant reinsurance
Same-store property expense growth	3.25%	4.00%	Includes tenant reinsurance
Same-store property NOI growth	7.75%	9.25%	Includes tenant reinsurance
Weighted average 30-day LIBOR	0.20%	0.20%

Net tenant reinsurance income	$45,000,000	$46,000,000
General & administrative expenses	$52,500,000	$53,500,000
Non-cash compensation expense	$5,000,000	$5,000,000
Average monthly cash balance	$44,000,000	$44,000,000
Equity in earnings of real estate ventures	$10,000,000	$11,000,000
Acquisition activity	$500,000,000	$500,000,000
Interest expense	$82,000,000	$83,000,000
Non-cash interest expense related to exchangeable senior notes	$2,700,000	$2,700,000	Excluded from FFO as adjusted
Non-cash interest benefit related to out of market debt	$2,850,000	$2,850,000	Excluded from FFO as adjusted
Taxes associated with the company’s taxable REIT subsidiary	$13,000,000	$14,000,000	Includes solar tax credits
Solar tax credits	$4,500,000	$4,500,000
Acquisition related costs	$5,000,000	$5,000,000	Excluded from FFO as adjusted

Weighted average share count	123,000,000	123,000,000	Assumes redemption of all OP units for common stock

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.  The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” in the navigation menu.  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 3:00 p.m. Eastern Time on Thursday, July 31, 2014, to discuss its financial results. To participate in the conference call, please dial 877-546-5020 or 857-244-7552 for international participants, participant passcode:  30927147.  The conference call will also be available on the Company’s website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 7:00 p.m. Eastern Time on July 31, 2014, until midnight Eastern Time on August 5, 2014.  The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, participant passcode: 90650322.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•                  failure to close pending acquisitions on expected terms, or at all;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•                  increased interest rates and operating costs;

•                  reductions in asset valuations and related impairment charges;

•                  the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•                  the failure to maintain our REIT status for federal income tax purposes;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating properties and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of non-recurring revenues and expenses, acquisition related costs and non-cash interest charges. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring properties and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO.  The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.  FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the periods presented consist of 443 properties that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented.  The Company considers a property to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT.  As of June 30, 2014, the Company owned and/or operated 1,071 self-storage properties in 35 states, Washington, D.C. and Puerto Rico.  The Company’s properties comprise approximately 715,000 units and approximately 79.0 million square feet of rentable space.  The Company offers customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-1759

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2014	December 31, 2013
	(Unaudited)

Assets:
Real estate assets, net	$3,941,042	$3,636,544

Investments in unconsolidated real estate ventures	86,794	88,125
Cash and cash equivalents	53,945	126,723
Restricted cash	20,651	21,451
Receivables from related parties and affiliated real estate joint ventures	12,640	7,542
Other assets, net	93,817	96,755
Total assets	$4,208,889	$3,977,140

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,794,049	$1,588,596
Premium on notes payable	4,775	4,948
Exchangeable senior notes	250,000	250,000
Discount on exchangeable senior notes	(14,787)	(16,487)
Notes payable to trusts	119,590	119,590
Lines of credit	10,000	—
Accounts payable and accrued expenses	65,539	60,601
Other liabilities	49,016	37,997
Total liabilities	2,278,182	2,045,245

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 116,017,391 and 115,755,527 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1,160	1,157
Paid-in capital	1,981,186	1,973,159
Accumulated other comprehensive income	2,073	10,156
Accumulated deficit	(247,871)	(226,002)
Total Extra Space Storage Inc. stockholders’ equity	1,736,548	1,758,470
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	102,798	80,947
Noncontrolling interests in Operating Partnership	90,332	91,453
Other noncontrolling interests	1,029	1,025
Total noncontrolling interests and equity	1,930,707	1,931,895
Total liabilities, noncontrolling interests and equity	$4,208,889	$3,977,140

Consolidated Statement of Operations for the three and six months ended June 30, 2014 and 2013 — Unaudited

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Revenues:
Property rental	$138,778	$107,340	$270,779	$210,263
Tenant reinsurance	14,508	12,110	27,971	22,331
Management fees	6,954	6,796	13,670	12,974
Total revenues	160,240	126,246	312,420	245,568

Expenses:
Property operations	42,294	33,462	85,776	67,899
Tenant reinsurance	2,636	2,202	5,203	4,112
Acquisition related costs	1,393	683	3,449	1,135
General and administrative	14,985	13,739	30,287	26,508
Depreciation and amortization	28,271	22,785	56,646	45,810
Total expenses	89,579	72,871	181,361	145,464

Income from operations	70,661	53,375	131,059	100,104

Gain (loss) on sale of real estate and earnout on prior acquisition	(7,785)	800	(7,785)	800
Interest expense	(20,658)	(18,362)	(40,256)	(35,728)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(663)	(113)	(1,325)	(113)
Interest income	712	133	981	317
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212	2,425	2,425
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	43,479	37,045	85,099	67,805

Equity in earnings of unconsolidated real estate ventures	2,604	2,914	5,023	5,537
Equity in earnings of unconsolidated real estate ventures - gain on purchase of joint venture partners’ interests	3,438	—	3,438	2,556
Income tax expense	(3,513)	(2,858)	(6,343)	(4,866)
Net income	46,008	37,101	87,217	71,032
Net income allocated to Preferred Operating Partnership noncontrolling interests	(2,812)	(1,745)	(5,304)	(3,462)
Net income allocated to Operating Partnership and other noncontrolling interests	(1,531)	(890)	(2,908)	(1,679)
Net income attributable to common stockholders	$41,665	$34,466	$79,005	$65,891

Earnings per common share
Basic	$0.36	$0.31	$0.68	$0.59
Diluted	$0.36	$0.31	$0.68	$0.59

Weighted average number of shares
Basic	115,653,489	110,731,153	115,546,341	110,523,974
Diluted	121,254,222	113,962,981	121,161,292	114,247,520

Cash dividends paid per common share	$0.47	$0.40	$0.87	$0.65

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending September 30, 2014 and the Year Ending December 31, 2014 — Unaudited

	For the Three Months Ending September 30, 2014		For the Year Ending December 31, 2014
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.37	$0.40	$1.36	$1.44
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.04	0.04	0.15	0.15
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.05)	(0.05)
Net income attributable to common stockholders for diluted computations	0.40	0.43	1.46	1.54

Adjustments:
Real estate depreciation	0.20	0.20	0.77	0.77
Amortization of intangibles	0.03	0.03	0.11	0.11
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04
Gain (loss) on sale of real estate and earnout on prior acquisition	—	—	0.04	0.04
Funds from operations	$0.64	$0.67	$2.42	$2.50

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.02	0.02
Non-cash interest benefit related to out of market debt	(0.01)	(0.01)	(0.02)	(0.02)
Acquisition related costs	0.01	0.01	0.04	0.04
Funds from operations as adjusted	$0.65	$0.68	$2.46	$2.54